EXHIBIT 99.1

FOR IMMEDIATE RELEASE

February 16, 2005

Huron Consulting Group Reports Fourth Quarter

and Full Year Financial Results 2004

•	Revenues of $40.8 million for Q4 2004 increased 40.7% from $29.0 million in Q4 2003.

•	Earnings for the quarter were 15 cents per diluted share, compared to a loss of nine cents per diluted share in the same period last year.

•	Utilization rate increased to 77.8% during Q4 2004 from 62.7% during the same period last year. Full year 2004 utilization rate increased to 72.2% from 66.1% in 2003.

•	Full Year 2004 revenues increased $58.1 million, or 57.2%, to $159.6 million from $101.5 million in 2003.

CHICAGO – February 16, 2005 – Huron Consulting Group Inc. (NASDAQ: HURN) today announced its financial results for the fourth quarter and full year ended December 31, 2004.

Fourth Quarter Results

Revenues (before reimbursable expenses) of $40.8 million for the fourth quarter of 2004 increased 40.7% from $29.0 million for the fourth quarter of 2003. The Company’s fourth quarter 2004 operating income was $4.6 million compared to an operating loss of $0.7 million in the fourth quarter of 2003. Net income attributable to common stockholders was $2.4 million, or $0.15 per diluted share, for the fourth quarter of 2004 compared to a net loss of $1.0 million, or a loss of $0.09 per diluted share, for the comparable quarter last year.

“Our results for the quarter were fueled by strong demand in the marketplace for Huron’s services. The record 40 percent increase in revenue for the fourth quarter was a very solid performance, boosted by significant increases in our utilization rates,” said Gary E. Holdren, chairman and chief executive officer, Huron Consulting Group.

Fourth quarter 2004 earnings before interest, taxes, depreciation and amortization (“EBITDA”) (4) were $5.2 million, or 12.9% of revenues, compared to $0.4 million, or 1.5% of revenues, in the comparable quarter last year. Adjusted EBITDA (4), which excludes stock-based compensation expense, totaled $6.2 million, or 15.2% of revenues.

Both of the Company’s segments – Financial Consulting and Operational Consulting – continued to record significant improvements in revenue growth. In the fourth quarter, Financial Consulting represented 58.0% of Huron’s revenues, and Operational Consulting represented 42.0%.

Selling, General and Administrative (SG&A) expenses for Q4 2004 were higher than in Q3 2004 (as adjusted to exclude Q3 stock based compensation, restructuring and severance charges) primarily due to additional marketing, recruiting and public company expenses. Marketing costs

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included special initiatives targeted to key customer segments in an effort to build the awareness of Huron’s brand and capabilities. In response to strong client demand for services, investments were also made in Q4 to retain recruiters for senior level consultant searches in our disputes and investigations, forensic accounting and discovery management practices. Public company expenses for Sarbanes-Oxley compliance, insurance, capital stock taxes and other requirements also increased in Q4 upon completion of the Company’s IPO.

Billable consultant headcount totaled 483 at December 31, 2004, an increase of six from 477 at December 31, 2003 while utilization rate increased to 77.8% during the fourth quarter of 2004 from 62.7% during the same period last year. Average billing rate per hour increased $33, or 15.7%, to $243 for the fourth quarter of 2004 from $210 for the fourth quarter of 2003.

Full Year 2004 Results

Revenues (before reimbursable expenses) increased $58.1 million, or 57.2%, to $159.6 million for the year ended December 31, 2004 from $101.5 million for the same period last year.

“2004 was a milestone year for Huron, marked by our IPO and a 57 percent growth in revenue from the previous year. As an independent provider of financial and operational consulting, we have seen the marketplace respond to our brand with significant client wins this past year,” said Holdren. “We believe that we are positioned well for 2005 and beyond.”

For the year ended December 31, 2004, the Company’s operating income was $19.7 million compared to $0.2 million of operating loss in the comparable period last year. Net income attributable to common stockholders was $9.9 million, or $0.72 per diluted share, for the year ended December 31, 2004 as compared to a net loss of $2.1 million, or $0.18 per diluted share, for the comparable period last year. Year-to-date December 31, 2004 EBITDA (4) was $22.0 million, or 13.8% of revenues, compared to $5.1 million, or 5.0% of revenues, for the same period last year.

The utilization rate increased to 72.2% during 2004 from 66.1% during 2003. Average billing rate per hour increased $22, or 10.1%, to $239 for the year ended December 31, 2004 from $217 for the same period last year.

The Company previously disclosed the closing of two small, underperforming offices in Q1 2004 and the elimination of a service offering of a practice area in the Operational Consulting segment that was not meeting management’s expectations in Q3 2004. As a result, the Company recorded restructuring charges totaling $3.5 million. Additionally, the Company eliminated the positions of certain managing directors and other senior level consultants and recorded related severance charges totaling $1.8 million in Q3 2004. Adjusted EBITDA (4), which excludes these charges and stock-based compensation expense was $28.7 million, or 18.0% of revenues.

On October 13, 2004, Huron Consulting Group Inc. completed its initial public offering (IPO) and became a publicly traded company. In the IPO, the Company and a selling stockholder sold 3,333,333 and 2,416,667, respectively, shares of common stock at a price of $15.50 per share.

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Fourth Quarter Webcast

The Company will host a webcast to discuss its financial results today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The webcast may be accessed at www.huronconsultinggroup.com and will be available for replay for 90 days.

About Huron Consulting Group Inc.

Huron Consulting Group Inc. is the parent company of Huron Consulting Services LLC, an independent provider of financial and operational consulting services. Huron’s experienced and credentialed professionals employ their expertise in accounting, finance, economics and operations to a wide variety of both financially sound and distressed organizations, including Fortune 500 companies, medium-sized businesses, leading academic institutions, healthcare organizations and the law firms that represent these various organizations.

Statements in this press release, which are not historical in nature and concern Huron Consulting Group’s current expectations about the company’s future results are “forward-looking” statements as defined in Section 21 of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or “continue.” These forward-looking statements reflect our current expectation about our future results, levels of activity, performance or achievements, including without limitation, that our business continues to grow at the current expectations; that we are able to expand our service offerings through our existing consultants and new hires; and that existing market conditions do not change from current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Please see “Business Risk Factors” in our Form 10-K for a complete description of the material risks we face.

Media Contact:

Jennifer Frost Hennagir

312-880-3260

jfrost-hennagir@huronconsultinggroup.com

Investor Contact:

Gary L. Burge, Chief Financial Officer

312-583-8722

garyburge@huronconsultinggroup.com

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HURON CONSULTING GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenues and reimbursable expenses:
Revenues	$40,837	$29,014	$159,550	$101,486
Reimbursable expenses	4,046	2,797	14,361	8,808

Total revenues and reimbursable expenses	44,883	31,811	173,911	110,294
Direct costs and reimbursable expenses:
Direct costs	22,598	21,017	92,270	69,374
Stock-based compensation expense	648	9	978	27
Reimbursable expenses	4,055	2,874	14,281	8,929

Total direct costs and reimbursable expenses	27,301	23,900	107,529	78,330

Gross profit	17,582	7,911	66,382	31,964
Operating expenses:
Selling, general and administrative	12,014	7,471	40,425	25,171
Stock-based compensation expense	320	5	433	14
Depreciation and amortization	683	1,178	2,365	5,328

Restructuring charges	—	—	3,475	—

Loss on lease abandonment	—	—	—	1,668

Total operating expenses	13,017	8,654	46,698	32,181

Operating income (loss)	4,565	(743)	19,684	(217)
Other (income) expense:
Interest (income) expense, net	(43)	220	692	856
Other	—	1	—	112

Total other (income) expense	(43)	221	692	968

Net income (loss) before provision (benefit) for income taxes	4,608	(964)	18,992	(1,185)
Provision (benefit) for income taxes	2,086	(206)	8,128	(122)

Net income (loss)	2,522	(758)	10,864	(1,063)
Accrued dividends on 8% preferred stock	74	275	931	1,066

Net income (loss) attributable to common stockholders	$2,448	$(1,033)	$9,933	$(2,129)

Net income (loss) attributable to common stockholders per share*:
Basic	$0.16	$(0.09)	$0.77	$(0.18)
Diluted	$0.15	$(0.09)	$0.72	$(0.18)

Weighted average shares used in calculating net income (loss) attributable to common stockholders per share*:
Basic	15,061	11,946	12,820	11,871
Diluted	16,101	11,946	13,765	11,871

*	Adjusted to reflect a 1 for 2.3 reverse stock split effected on October 5, 2004.

HURON CONSULTING GROUP INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$28,092	$4,251
Receivables from clients, net	21,750	15,118
Unbilled services, net	10,830	7,946
Income tax receivable	494	2,286
Deferred income taxes	7,919	1,946
Other current assets	3,053	837

Total current assets	72,138	32,384
Property and equipment, net	8,975	4,498
Other assets:
Deferred income taxes	1,450	2,333
Deposits	656	674

Total other assets	2,106	3,007

Total assets	$83,219	$39,889

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,809	$1,396
Accrued expenses	3,334	3,822
Accrued payroll and related benefits	20,494	13,914
Deferred revenue	2,603	2,273

Interest payable to HCG Holdings LLC	—	820

Total current liabilities	29,240	22,225
Non-current liabilities:

Accrued expenses	598	—
Deferred lease incentives	4,148	—

Total non-current liabilities	4,746	—
Commitments and contingencies	—	—

Notes payable to HCG Holdings LLC	—	10,076
8% preferred stock, $1,000 per share stated value plus accrued 8% annual cumulative dividends; 106,840 shares authorized; 0 and 12,500 shares issued and outstanding at December 31, 2004 and 2003, respectively	—	14,212

Stockholders’ equity (deficit)
Common stock (previously named Class A common stock)*; $0.01 par value; 500,000,000 shares authorized; 16,364,574 and 11,281,243 shares issued and outstanding at December 31, 2004 and 2003, respectively	164	259
Class B common stock (retired in 2004)*; $0.01 par value; 6,486,715 shares authorized; 682,348 shares issued and outstanding at December 31, 2003	—	16
Additional paid-in capital	59,608	42
Deferred stock-based compensation	(12,281)	—
Retained earnings (deficit)	1,742	(6,941)

Total stockholders’ equity (deficit)	49,233	(6,624)

Total liabilities and stockholders equity (deficit)	$83,219	$39,889

*	Adjusted to reflect a 1 for 2.3 reverse stock split effected on October 5, 2004.

HURON CONSULTING GROUP INC.

SEGMENT OPERATING RESULTS AND OTHER OPERATING DATA

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Segment Operating Results (in thousands):
Revenues and reimbursable expenses:
Financial Consulting	$23,671	$18,389	$95,476	$69,941
Operational Consulting	17,166	10,625	64,074	31,545

Total revenues	40,837	29,014	159,550	101,486
Total reimbursable expenses	4,046	2,797	14,361	8,808

Total revenues and reimbursable expenses	$44,883	$31,811	$173,911	$110,294

Operating income:
Financial Consulting	$9,163	$4,060	$36,258	$22,011
Operational Consulting	5,840	2,351	21,116	5,383

Total segment operating income	$15,003	$6,411	$57,374	$27,394

Other Operating Data:
Number of consultants (at period end) (1):
Financial Consulting	274	290
Operational Consulting	209	187

Total	483	477

Average number of consultants (for the period):
Financial Consulting	279	281	286	227
Operational Consulting	208	183	201	138

Total	487	464	487	365

Utilization rate (2):
Financial Consulting	77.9%	60.4%	72.0%	66.8%
Operational Consulting	77.6%	66.3%	72.5%	65.0%
Total	77.8%	62.7%	72.2%	66.1%

Average billing rate per hour (3):
Financial Consulting	$263	$226	$254	$233
Operational Consulting	$221	$186	$220	$189
Total	$243	$210	$239	$217

(1)	Consultants consist of our billable professionals.
(2)	We calculate the utilization rate for our consultants by dividing the number of hours all our consultants worked on client assignments during a period by the total available working hours for all of our consultants during the same period, assuming a forty-hour work week, less paid holidays and vacation days.
(3)	Average billing rate per hour is calculated by dividing revenues for a period by the number of hours worked on client assignments during the same period.

HURON CONSULTING GROUP INC.

RECONCILIATION OF OPERATING INCOME TO ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenues	$40,837	$29,014	$159,550	$101,486

Operating income (loss)	$4,565	$(743)	$19,684	$(217)
Add back:
Depreciation and amortization	683	1,178	2,365	5,328

Earnings before interest, taxes, depreciation and amortization (EBITDA) (4)	5,248	435	22,049	5,111
Add back:
Stock-based compensation expense	968	14	1,411	41
Restructuring charges	—	—	3,475	—
Severance charges	—	—	1,772	—
Loss on lease abandonment	—	—	—	1,668

Total adjusted items	968	14	6,658	1,709

Adjusted EBITDA (4)	$6,216	$449	$28,707	$6,820

Adjusted EBITDA as a percentage of revenues	15.2%	1.5%	18.0%	6.7%

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS TO ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Net income (loss) attributable to common stockholders	$2,448	$(1,033)	$9,933	$(2,129)

Add back:
Total adjusted items (see above)	968	14	6,658	1,709
Tax effect	389	6	2,676	687

Total adjusted items, net of tax	579	8	3,982	1,022

Adjusted net income (loss) attributable to common stockholders (4)	$3,027	$(1,025)	$13,915	$(1,107)

(4)	In evaluating the Company’s financial performance, management uses earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and adjusted net income, which are non-GAAP measures. Management believes that the use of such measures, as supplements to operating income, net income (loss) attributable to common stockholders and other GAAP measures, are useful indicators of the Company’s financial performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Additionally, these measures exclude certain items to provide better comparability from period to period. Investors should recognize that these non-GAAP measures might not be comparable to similarly titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States.